Exhibit 4.9

PLACEMENT AGENT WARRANT AGREEMENT

WARRANT AGREEMENT dated as of January 29, 2014, between Armada Water Assets, Inc., a Nevada corporation (the “Company”), and Aegis Capital Corp. (the “Placement Agent”).

WITNESSETH

WHEREAS, the Company proposes to issue to the Placement Agent, or its designees, warrants (“Warrants”) to purchase shares of common stock, $0.0001 par value, of the Company (“Common Stock”); and

WHEREAS, the Warrants to be issued pursuant to this Agreement will be issued by the Company to the Placement Agent, or its designees, in consideration for, and as part of the Placement Agent’s compensation in connection with the Placement Agency Agreement between the Company and Placement Agent, dated November 27, 2013 (the “Agreement Date”), pursuant to which the Placement Agent agreed to conduct on behalf of the Company, a private placement offering (the “Offering”) of convertible promissory notes of the Company (the “Notes”) in the amount, and on the terms described within a Securities Purchase Agreement of the Company dated November 27, 2013 (the “November 27, 2013 SPA”);

NOW, THEREFORE, in consideration of the premises, the payment by Placement Agent to the Company of ONE DOLLAR, the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Grant. The Holders (as defined below) are hereby granted the right to purchase, at any time from the date hereof until 5:30 p.m., New York time on the fifth anniversary of this Agreement (such period, the “Warrant Exercise Term”), such number of shares of Common Stock of the Company as are indicated at Section 1.1 below, at an initial exercise price per share (subject to adjustment as provided in Section 7 hereof) as indicated at Section 5.1 below, subject to the terms and conditions of this Agreement, provided, however, in the event that (a) the Company undertakes an initial public offering of newly issued shares of its common stock in an underwritten transaction (a “Public Offering”) within one hundred eighty (180) days hereof; and (b) the Placement Agent is an underwriter in such Public Offering, then, and in that event, the Warrant Exercise Term of this Warrant shall be modified such that the Holder shall not be permitted to exercise this Warrant until one year from the date of completion of such Public Offering, however, with no alteration of the expiration of the Warrant Exercise Term.

1.1           Warrant Shares. The Holders are hereby granted the right to purchase at any time during the Warrant Exercise Term, either: (i) to the extent there is no Public Offering that occurs within one year from the date of grant hereof, 72,500 shares of Common Stock (as subject to adjustment as provided in Section 7 hereof); or (ii) to the extent the Company completes a Public Offering within one year from the date of grant hereof, that number of shares of Common Stock as are equal to $72,500 divided by the IPO Exercise Price (as defined below).

2.          Warrant Certificates. The Warrant certificates (the “Warrant Certificates”) delivered and to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

3.          Exercise of Warrant. At any time after the date hereof and on or before the expiration of the Warrant Exercise Term, each Holder, in accordance with the terms hereof, may exercise each Warrant, by delivering this Warrant to the Company during normal business hours at the Company’s principal office together with the Election to Purchase, in the form attached hereto as Exhibit B (the “Election to Purchase”), duly executed, and subject to Section 3.2, payment of the Exercise Price per share for the number of shares to be purchased, as specified therein. The purchase rights represented by each Warrant Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional shares of the Common Stock underlying the Warrants). In the case of purchase of less than all the shares of Common Stock purchasable under any Warrant Certificate, the Company shall cancel said Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the shares of Common Stock.

3.1           Method of Exercise. The Warrants are exercisable at an initial exercise price (subject to adjustment as provided in Section 7 hereof) of $1.50 per share of Common Stock (subject to Section 5.1 hereafter) payable by wire transfer of immediately available funds or as set forth in Section 3.2. Upon surrender of a Warrant Certificate with the Form of Election to Purchase duly executed, together with payment of the Exercise Price (as hereinafter defined) for the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) at the Company's principal offices at 2425 Fountain View Drive, Suite 300, Houston, TX, 77057 (or such other office as the Company may notify the Holder (as defined below) from time to time), Placement Agent or its designee, as the registered holder of a Warrant Certificate (“Holder” or “Holders”) shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

3.2           Cashless Exercise of Warrant. In addition to the method of exercise set forth in Section 3.1 and in lieu of any cash payment required thereunder, the Holder(s) of the Warrant shall have the right at any time and from time to time, provided that the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), to exercise the Warrants in full or in part by surrendering the Warrant Certificate in the manner specified in Section 3.1 in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares as to which the Warrants are being exercised multiplied by (y) a fraction, the numerator of which is the Market Price (as hereinafter defined) per share of the Common Stock less the Exercise Price per share and the denominator of which is such Market Price per share.

3.3           Solely for the purposes of this Section 3.2, “Market Price” shall be calculated as either (i) the closing sales price on the trading day immediately preceding the date on which the annexed Form of Election is deemed to have been sent to the Company pursuant to Section 12 hereof (“Notice Date”) or (ii) as the average of the closing sales price for each of the five (5) trading days preceding the Notice Date, whichever of (i) or (ii) is greater.

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4.          Issuance of Certificates. Upon the exercise of the Warrants, the issuance of certificates for shares of Common Stock or other securities, properties or rights underlying such Warrants shall be made forthwith (and in any event such issuance shall be made within five business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Section 5 and 7 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or people requesting the issuance thereof shall have paid to the Company the amount of such tax or shall be established to the satisfaction of the Company that such tax has been paid.

The Warrant Certificates and the certificates representing the shares of Common Stock (and/or other securities, property or rights issuable upon exercise of the Warrants) shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors, Chief Executive Officer or President or Vice President of the Company under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

5.          Exercise Price.

5.1           Initial and Adjusted Exercise Price. Except otherwise provided in Section 7 hereof, the Warrants shall be exercisable to purchase Common Stock at an initial exercise price per share of either: (i) $1.50, to the extent there is no Public Offering that occurs within one year from the date of grant hereof; or (ii) to the extent the Company completes a Public Offering within one year from the date of grant hereof, an exercise price per share equal to one hundred and fifty percent (150%) of the conversion price per share of Common Stock pursuant to the Notes, i.e. 105% of the initial Public Offering price (the “IPO Exercise Price). The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 7 hereof.

5.2           Exercise Price. The term “Exercise Price” herein shall mean the initial exercise price or the adjusted exercise price, depending upon the context.

6.          Registration.

6.1           Registration Under the Securities Act of 1933. The Warrants and the Warrant Shares (collectively, the “Warrant Securities”) have not been registered under the Securities Act of 1933 (the “Act”) for public resale. Upon exercise, in part of in whole, of the Warrants, certificates representing the shares of Common Stock and any of the other securities issuable upon exercise of the Warrants shall bear the following legend:

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The Securities represented by this certificate have not been registered under the Securities Act of 1933 ("Act") for public resale, and may not be offered or sold except pursuant to (i) an effective registration statement under the Act, (ii) to the extent applicable, Rule 144 under the Act (or any similar rule under such Act relating to the disposition of securities), or (iii) an opinion of counsel, if such opinion shall be reasonably satisfactory to the issuer, that an exemption from registration under such Act is available.

6.2           Piggyback Registration.

(a)          If, at any time commencing after the date hereof until the expiration of the Warrant Exercise Term, the Company proposes to register any of its securities under the Act (other than in connection with a benefit plan, merger or pursuant to Form S-8, S-4 or comparable registration statement that is not intended to register the sale of securities), it will give written notice by registered mail, at least thirty (30) days prior to the filing of each such registration statement (a “Registration Statement”), to Placement Agent and to all other Holders of the Warrant Securities, of its intention to do so. If Placement Agent or other Holders of the Warrant Securities notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any Warrant Shares in such proposed Registration Statement, the Company shall afford Placement Agent and such Holders of the Warrant Securities the opportunity to have any such Warrant Shares registered under such Registration Statement; provided, however, the Company shall not be required to register for sale, and the Placement Agent and any other Holders shall not have the right to request that the Company include for sale any Warrant Securities in an underwritten initial public offering by the Company. Furthermore, in the event that any registration pursuant to this Section 6.2(a) shall be, in whole or in part, an underwritten public offering of Common Stock on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be offered or sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the re-offer of other outstanding shares requested to be included in such registration; and third, the Warrant Securities, however, only to the extent that the number of Warrant Securities to be registered will not, in the opinion of the managing underwriters, adversely affect the offering of the other securities pursuant to clauses (i) and (ii) above.

(b)          Notwithstanding anything to the contrary contained herein, the Company’s obligation in Section 6.2(a) above shall extend only to the inclusion of the Warrant Securities in a Registration Statement filed under the Securities Act. The Company shall have no obligation to assure the terms and conditions of distribution, to obtain a commitment from an underwriter relative to the sale of the Warrant Securities or to otherwise assume any responsibility for the manner, price or terms of the distribution of the Warrant Securities. Furthermore, the Company shall not be restricted in any manner from including within the Registration Statement the distribution, the issuance or resale of any of its or any other securities.

(c)          Notwithstanding the provisions of this Section 6.2, the Company shall have the right to any time after it shall have given written notice pursuant to this Section 6.2 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect to postpone or not to file any such proposed Registration Statement, or to withdraw the same after filing but prior to the effective date thereof.

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(d)          All expenses (other than underwriting discounts and commissions) incurred in connection with registration, filings or qualification pursuant to the first registration request made pursuant to subsection (a) of this Section 6.2, including, without limitation, all registration, listing, filing, and qualification fees, printers and accounting fees and the fees and disbursements of counsel for the Holders shall be borne by the Company.

6.3           Covenants of the Company with Respect to Registration. In connection with any registration under Section 6.2 hereof, the Company covenants and agrees as follows:

(a)          The Company shall use its best efforts to have any Registration Statement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Warrant Shares such number of prospectuses as shall reasonably be requested.

(b)          The Company shall pay all fees and expenses in connection with all Registration Statements filed pursuant to Section 6.2 hereof including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses; and the Holder shall be responsible for its costs including fees and expenses of Holder(s)' counsel, and including any underwriting or selling commissions or other charges of any broker-dealer acting on behalf of Holder(s).

(c)          The Company will take all necessary action which may be required in qualifying or registering the Warrant Shares included in the Registration Statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service or process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

(d)          The Company shall indemnify the Holder(s) of the Warrant Shares to be sold pursuant to any Registration Statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject.

(e)          The Holder(s) of the Warrant Shares to be sold pursuant to a Registration Statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 (a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such a Registration Statement.

(f)          Nothing contained in this Agreement shall be construed as requiring the Holder(s) to exercise their Warrants prior to the initial filing of any Registration Statement or the effectiveness thereof.

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(g)          The Company shall furnish to each Holder participating in an offering including Warrant Shares, pursuant to Section 6.2 hereof, and to each underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such Registration Statement, in each case covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

(h)          The Company shall as soon as practicable after the effective date of a Registration Statement relating to any Warrant Shares pursuant to Section 6.2 hereof, and in any event within fifteen (15) months thereafter, make "generally available to its security holders" (within the meaning of Rule 157 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least twelve (12) consecutive months beginning after the effective date of the Registration Statement.

(i)          The Company shall deliver promptly to each Holder participating in an offering including any Warrant Shares pursuant to Section 6.2 hereof, who so requests, and to the managing underwriter, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the Registration Statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the Registration Statement as it deems reasonably necessary to comply with applicable securities laws or rules of the Financial Industry Regulatory Authority (“FINRA”). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request as it deems necessary to comply with applicable securities laws and FINRA rules.

(j)          For purposes of this Agreement, the term “Majority” in reference to the Holders of Warrants or Warrant Shares, shall mean in excess of fifty percent (50%) of the outstanding Warrants or Warrant Shares that (i) are not held by the Company, an affiliate (excluding the Agent and any affiliate of the Agent), officer, creditor, employee or agent thereof or any of their respective affiliates, members of their family, persons acting as nominees or in conjunction therewith or (ii) have not been resold to the public pursuant to a Registration Statement filed with the Commission under the Act.

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6.4           Obligations of Holder.

(a)          In connection with each registration hereunder, each selling Holder will furnish to the Company in writing such information with respect to such seller and the securities held by such seller, and the proposed distribution by him or them as shall be reasonably requested by the Company in order to assure compliance with federal and applicable state securities laws, as a condition precedent to including such Holder’s Warrant Securities in the Registration Statement. Each Holder also shall agree to promptly notify the Company of any changes in such information included in the Registration Statement or prospectus as a result of which there is an untrue statement of material fact or an omission to state any material fact required or necessary to be stated therein in order to make the statements contained therein not misleading in light of the circumstances then existing.

(b)          In connection with each registration pursuant to this Agreement, the Holder whose Warrant Securities are included therein will not affect sales thereof until notified by the Company of the effectiveness of the Registration Statement, and thereafter will suspend such sales after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update a Registration Statement or prospectus. At the end of any period during which the Company is obligated to keep a Registration Statement current, the Holder included in said Registration Statement shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and such Holder shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.

6.5           Information Blackout and Holdbacks.

(a)          At any time when a Registration Statement effected pursuant to Section 6.2 relating to Warrant Securities is effective, upon written notice from the Company to the Holder that the Company has determined in good faith that sale of Warrant Securities pursuant to the Registration Statement would require the premature disclosure of non-public material information as to which the Company has a bonafide business purpose for maintaining its confidentiality, the Holder shall suspend sales of Warrant Securities pursuant to such Registration Statement until such time as the Company notifies the Holder that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to such Registration Statement may otherwise be resumed; provided, however, that the number of days of any such suspension may not exceed an aggregate of 120 days in any 360-day period; and provided, further, that upon the expiration of such suspension the Company will file any required supplement or amendment to the prospectus included in part of such Registration Statement with the SEC.

(b)          Notwithstanding any other provision of this Agreement, if the Company elects to include the Warrant Securities in a Registration Statement, and that Registration Statement includes the reoffer of shares of Common Stock issuable upon conversion of convertible notes issued by the Company in connection with the November 27, 2013 SPA (the “SPA Shares”), then and in that event, the Holders of the Warrant Securities agree not to effect any public sale or distribution of the Warrant Securities on different terms than those applicable to the SPA Shares, as the Holders of the Warrant Securities recognize and agree to be bound by the same lock-up provisions that are applicable to the SPA Shares.

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7.          Adjustments to Exercise Price and Number of Securities.

7.1           Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

7.2           Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 7, the number of securities issuable upon the exercise of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Securities issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

7.3           Definition of Common Stock. For the purpose of this Agreement, the term “Common Stock” shall mean (i) the class of stock designated as Common Stock in the Company’s articles of incorporation as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

7.4           Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 7.2. The above provision of this Subsection shall similarly apply to successive consolidations or mergers.

7.5           No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made:

(a)          Upon issuance or sale of the Warrants or the shares of Common Stock issuable upon the exercise of the Warrants.

(b)          If the amount of said adjustment shall be less than two cents ($0.02) per security issuable upon exercise of the Warrants, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least two cents ($0.02) per security issuable upon exercise of the Warrants.

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7.6           Dividends and Other Distributions. In the event that the Company shall at any time prior to the exercise of all Warrants declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its stockholders any assets, properties, rights, evidence of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another, or any other thing of value, the Holders of the unexercised Warrants shall thereafter be entitled, in addition to the shares of Common Stock or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Warrants, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Warrants had been exercised immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Section 7.6.

8.          Exchange and Replacement of Warrant Certificates. Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of securities in such denominations as shall be designated by the Holder thereof at the time of such surrender.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

9.          Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrants, nor shall it be required to issue script or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number or shares of Common Stock or other securities, properties or rights.

10.         Reservation and Listing of Securities. The Company shall at times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Warrants shall be outstanding and the Company shall have a class of its securities registered under the Act or the Exchange Act, the Company shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Warrants to be listed or reserved for listing (subject to official notice of issuance) on all security exchanges on which the Common Stock issued to the public in connection herewith may then be listed and/or quoted.

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11.         Notices to Warrant Holders. Nothing contained in this Agreement shall be constructed as conferring upon the Holders the right to vote or to consent or to receive notices of stockholders in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

(a)          the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

(b)          the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option right or warrant to subscribe therefor; or

(c)          a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities or subscription rights, options or warrants, or any proposed dissolution, winding up or sale.

12.         Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

(a)          If to the registered Holder of the Warrants, to the address of such Holder as shown on the books of the Company; or

(b)          If to the Company, to the address set forth in Section 3.1 hereof or to such other address as the Company may designate by notice to the Holders.

13.         Supplements and Amendments. The Company and Placement Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and Placement Agent may deem necessary or desirable and which the Company and Placement Agent deem shall not adversely affect the interests of the Holders of Warrant Certificates. Other amendments to this Agreement may be made only with the written consent of the Holders of the Majority of the Warrant Securities.

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14.         Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

15.         Termination. This Agreement shall terminate at the close of business on the later of: (i) the fifth anniversary of the date hereof; or (ii) the Warrant Exercise Term. Notwithstanding the foregoing, the indemnification provisions of Section 6 shall survive such termination until the close of business on the eighth anniversary of the date hereof.

16.         Governing Law: Submission to Jurisdiction. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State without giving effect to the rules of said State governing the conflicts of laws.

The Company, Placement Agent and the Holders hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties and each Holder agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this agreement, the termination or validity hereof, any alleged breach of this agreement or the engagement contemplated hereby (any of the foregoing, a “claim”) shall be submitted to the judicial arbitration and mediation services, inc (“JAMS”), or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with jams in New York, New York under the JAMS comprehensive arbitration rules and procedures with the Holder (or Holders) and the Company each choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Any award and the decision shall be rendered in writing. Notwithstanding anything to the contrary contained in the Federal Arbitration Act, no punitive damages shall be awarded to any party. The Company and each Holder agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the state and county of New York in connection with any action brought to enforce an award in arbitration.

17.         Entire Agreement; Modification. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

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18.         Severability. If any provision of this Agreement shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

19.         Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

20.         Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and Placement Agent and any other registered Holders(s) of the Warrant Certificates or Warrant Shares any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and Placement Agent and any other Holder(s) of the Warrant Certificates or Warrant Shares.

21.         Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first written.

ARMADA WATER ASSETS, INC.

By:	/s/ Maarten Propper
Maarten Propper, Chief Executive Officer

(Signature continued on following page)

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AEGIS CAPITAL CORP.

By:	/s/ Eugene Terraccanio

Name:	Eugene Terraccanio

Title:	Director of Compliance

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Exhibit A

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

No. PA__	_______ Warrants

ARMADA WATER ASSETS, INC.

WARRANT CERTIFICATE

This Warrant Certificate certifies that _________________, or its registered assigns, is the registered holder of a Warrant to purchase initially, at any time after the date hereof until 5:30 p.m. New York time on ________________ (the "Expiration Date"), up to _________ fully paid and non-assessable shares of common stock, $0.0001 par value ("Common Stock") of ARMADA WATER ASSETS, INC., a Nevada corporation (the "Company”) at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $1.50 per share of Common Stock, upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, or by surrender of this Warrant Certificate in lieu of cash payment, but subject to the conditions set forth herein and in the Warrant Agreement dated as of January 29, 2014 between the Company and Aegis Capital Corp. (the "Warrant Agreement"). Payment of the Exercise Price shall be made by wire transfer of immediately available funds to the Company’s accounts. No Warrant may be exercised after 5:30 p.m., New York time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, hereby shall thereafter be void.

The Holder is hereby granted the right to purchase at any time prior to the Expiration Date, either: (i) to the extent there is no Public Offering that occurs within one year from the date of grant hereof, __________ shares of Common Stock (as subject to adjustment as provided in Section 7 of the Warrant Agreement); or (ii) to the extent the Company completes a Public Offering within one year from the date of grant hereof, that number of shares of Common Stock as are equal to $_________ divided by the IPO Exercise Price. Except otherwise provided in Section 7 of the Warrant Agreement, the Warrants shall be exercisable to purchase Common Stock at an initial exercise price per share of either: (i) $1.50, to the extent there is no Public Offering that occurs within one year from the date of grant hereof; or (ii) to the extent the Company completes a Public Offering within one year from the date of grant hereof, an exercise price per share equal to one hundred and fifty percent (150%) of the conversion price per share of Common Stock pursuant to the Notes, i.e. 105% of the initial Public Offering price (the “IPO Exercise Price). The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 7 of the Warrant Agreement.

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The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a party of this instrument and is hereby referred to for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holder or registered holders) of the Warrants.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

Upon due presentment for registration of transfer of this Warrant Certificate and executed form of assignment as attached hereto at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

Upon the exercise of this Warrant for of less than all of the shares of Common Stock set forth in paragraph one of this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate exercisable for the number of shares of Common Stock set forth in paragraph one of this Certificate less the number of shares of Common Stock for which this Warrant was exercised.

The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

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IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the _____ day of January, 2014.

ARMADA WATER ASSETS, INC.

By:
Maarten Propper, Chief Executive Officer

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FORM OF ELECTION TO PURCHASE

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase ____________ shares of Common Stock.

In accordance with the terms of Article 3 of the Warrant Agreement dated as of _____________________ by and between Armada Water Assets, Inc. and Aegis Capital Corp., the undersigned requests that a certificate for such securities be registered in the name of ____________________ whose address is ___________________________ and that such Certificate be delivered to ______________________whose address is ________________________________.

Dated:

Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

(Insert Social Security or Other Identifying Number of Holder)

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FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Warrant Certificate.)

FOR VALUE RECEIVED ________________________________ hereby sells, assigns and transfers unto____________________________________________________ _____________________________________________________________________________

(Please print name and address of transferee)

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ______________________ Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

(Insert Social Security or Other Identifying Number of Holder)

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